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                                                                     EXHIBIT 4.5
                                                                    CONFIDENTIAL

    -    Emirates Telecommunication Corporation - Etisalat

FAX TRANSMISSION

Your Ref: HQ/Etisalat/Sett/June/24062003

Our Ref: GMIB/TAR/T101/India(VSNL)/0798

Date: 24th June 2003

TO : VSNL India
ATTN: Ajay Kumar
       Sr. Manager (Carrier Relations)

FAX NO: +91 22 2266 7578

SUBJECT: SETTLEMENT RATES

Thank you for your fax message dated 24-June-2003 on the above service.

We are very pleased to receive your acceptance to our counter proposal to reduce the upper limit of [Text Redacted] million for the second tier to [Text Redacted] million. In this regard, we wish to take advantage of this favorable offer which will enhance our traffic. Accordingly, our records are updated as follows:

                                 Settlement Rate
Etisalat/UAE to VSNL/India          SDR/min.
--------------------------------------------
Total volume [Text Redacted] to [Text Redacted] million mins  [Text Redacted] VSNL terminal share
Total volume [Text Redacted] million mins.                    [Text Redacted]  "       "      "
Above [Text Redacted] million mins.                           [Text Redacted]  "       "      "

VSNL/India to Etisalat/UAE                                    [Text Redacted] Etisalat terminal share

Note: The rate shall be applicable from the first minute after reaching the volume indicated.

Effective date: 1-June-2003

We wish to take this opportunity to thank you for your continued support in enhancing our excellent business relationship.

Best Regards.

Sd/-
MOHAMMED RASHID M.S. AL SHARHAN
Tariffs Manager

INTERNATIONAL BUSINESS RELATIONS

--------------------------------------------------------
Head office P.O. Box 3838 * Abu Dhabi * United Arab Emirates
*Telephone 971-2-5184581 * Fax 971-2-6336700
*Telex 23555 16RETC EM/23135 ETCHO EM * Cable Etisalat HQ

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                                                                    CONFIDENTIAL

                                   [VSNL LOGO]

HQ/Etisalat/Sett/June/24062003                                   24th June, 2003

                                   FAX MESSAGE

To

Mohammed Rashid M.S. Al Sharhan                             Fax No 971-2-6336700
Traffic Manager
Etisalat, UAE

SUB:  Settlement rates.

Greetings

    Ref to your fax GMIB/TAR/India(VSNL)0790 dated 23rd June 2003, VSNL is pleased to inform you the acceptance of your settlement rate proposal which is as follows.

ORIGINATING IN ETISALAT/UAE & TERMINATING VSNL IN INDIA

    -    Total Volume up to [Text Redacted] million              [Text Redacted]

    -    Total Volume [Text Redacted] to [Text Redacted] million [Text Redacted]

    -    Total Volume above [Text Redacted] million              [Text Redacted]

Note: The rate shall be applicable from the first minute after reaching the volume indicated

ORIGINATING IN VSNL/INDIA & TERMINATING IN ETISALAT/UAE

    -    India to UAE                            [Text Redacted]

    The terms and conditions like recovery, payment cycle, method of accounting etc. of previous month to continue.

    We are once again thank you for your co-operation & support.

Regards

Sd-
(AJAY KUMAR)
SR.MGR (CARRIER RELATION)
TEL: 91-22-2266 7682
FAX: 91-22-2266 7578 (new fax no.)
MOB: 91-98213 00462
e-mail: ajay.kumar@vsnl.co.in

                                                                    CONFIDENTIAL

                          VIDESH SANCHAR NIGAM LIMITED

Regd. Office: Videsh Sanchar Bhavan, Mahatma Gandhi Road, Mumbai 400 001 (India)
                   Tel: 91-22-5657 8765, Fax: 91-22-2262 4027